                                                                   EXHIBIT 3.1.2

                           CERTIFICATE OF CORRECTION
                       OF THE THIRD AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                         OF CLEARCOMMERCE CORPORATION

                     FILED IN THE OFFICE OF THE SECRETARY
                   OF STATE OF DELAWARE ON DECEMBER 30, 1999


     ClearCommerce Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     1.  The name of the corporation is ClearCommerce Corporation.

     2. That the Third Amended and Restated Certificate of Incorporation of ClearCommerce Corporation (the "Restated Certificate") was filed by the Secretary of State of Delaware on December 30, 1999 and that said Restated Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware (the "General Corporation Law").

     3.  The inaccuracies to be corrected in said instrument are as follows:

          3. (a) At any time after the fifth anniversary of the Series C Original Issue Date (the "First Redemption Date") but within ninety (90) days after the receipt by this corporation of a written request from the holders of not less than two-thirds of the then outstanding Preferred Stock that all or, if less than all, a specified percentage of such holders' shares of Preferred Stock (Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock, as the case may be) be redeemed (the aggregate of each such series of shares requested to be redeemed are referred to herein as the "Requested Series A," the "Requested Series B" and the "Requested Series C," respectively), and concurrently with surrender by such holders of the certificates representing such shares, this corporation shall, to the extent it may lawfully do so, redeem in three (3) annual installments (the sixth and seventh anniversaries of the Series C Original Issue Date being referred to herein as the "Second Redemption Date" and the "Third Redemption Date," respectively and collectively with the First Redemption Date the "Redemption Dates") the Requested Series A, the Requested Series B and the Requested Series C by paying in cash therefor a sum per share equal to $1.07 per share, $2.46 per share, and $7.07 per share, of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively, (as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus all accrued but unpaid dividends on such share (the "Series A Redemption Price," the "Series B Redemption Price" and the "Series C Redemption Price," respectively). This corporation shall redeem ratably (i) 50% of the then outstanding shares of Requested Series A, Requested Series B and Requested Series C no later than 120 days after the First Redemption Date,
     (ii) 50% of the then outstanding shares of Requested Series A, Requested Series B and Requested Series C on the Second Redemption Date plus all shares of Requested Series A, Requested Series B and Requested Series C that were not redeemed by the corporation on the First Redemption Date and
     (iii) the remainder of the Requested Series A, Requested Series B and Requested Series C on the Third Redemption Date. Any redemption of Requested Series A, Requested Series B and Requested Series C effected pursuant to this subsection 3(a) shall be made on a pro rata basis among the holders of the Requested Series A, Requested Series B and Requested Series C in proportion to the number of shares of Requested Series A, Requested Series B and Requested Series C held by such holders to the total number of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding.

          4. (k)  Notices.  Any notice required by the provisions of this
                  -------
     Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given when received (if given by facsimile, electronic mail or personal delivery) or if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

     4. The inaccuracies in the Restated Certificate were changed in the following manner, in Section 3(a) "Series C Original Issue Date" was changed to "Series B Original Issue Date" and in Section 4(k) the reference to "electronic mail" notification was deleted. The portions of the instrument in corrected form are as follows:

          3. (a) At any time after the fifth anniversary of the Series B Original Issue Date (the "First Redemption Date") but within ninety (90) days after the receipt by this corporation of a written request from the holders of not less than two-thirds of the then outstanding Preferred Stock that all or, if less than all, a specified percentage of such holders' shares of Preferred Stock (Series, A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock, as the case may be) be redeemed (the aggregate of each such series of shares requested to be redeemed are referred to herein as the "Requested Series A," the "Requested Series B" and the "Requested Series C," respectively), and concurrently with surrender by such holders of the certificates representing such shares, this corporation shall, to the extent it may lawfully do so, redeem in three (3) annual installments (the sixth and seventh anniversaries of the Series B Original Issue Date being referred to herein as the "Second Redemption Date" and the "Third Redemption Date," respectively and collectively with the First Redemption Date the "Redemption Dates") the Requested Series A, the Requested Series B and the Requested Series C by paying in cash therefor a sum per share equal to $1.07 per share, $2.46 per share, and $7.07 per share, of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively, (as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus all accrued but unpaid dividends on such share (the "Series A Redemption Price," the "Series B Redemption Price" and the "Series C Redemption Price," respectively). This corporation shall redeem ratably (i) 50% of the then outstanding shares of Requested Series A, Requested Series B and Requested Series C no later than 120 days after the First Redemption Date,
     (ii) 50% of the then outstanding shares of Requested Series A, Requested Series B and Requested Series C on the Second Redemption Date plus all shares of Requested Series A, Requested Series B and Requested Series C that were not redeemed by the corporation on the First Redemption Date and
     (iii) the remainder of the Requested Series A, Requested Series B and Requested Series C on the Third Redemption Date. Any redemption of Requested Series A, Requested Series B and Requested Series C effected pursuant to this subsection 3(a) shall be made on a pro rata basis among the holders of the Requested Series A, Requested Series B and Requested Series C in proportion to the number of shares of Requested Series A, Requested Series B and Requested Series C held by such holders to the total number of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding.

          4. (k)  Notices.  Any notice required by the provisions of this
                  -------
     Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given when received (if given by facsimile or personal delivery) or if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

     Executed on this 11/th/ day of January, 2000.


                                     ClearCommerce Corporation

                                  By: /s/ Michael S. Grajeda
                                     ------------------------------------------
                                     Michael S. Grajeda, Chief Financial Officer